Coty Reports Strong 2Q22 Across All Metrics, With Significant Momentum Into 3Q22

Strong Sales and Sell-Out Momentum in 1H22, Fueled by U.S., China and Travel Retail
Consumer Beauty Accelerates Growth And Gains Market Share
Leverage Below 5x Exiting CY21, Ahead of Expectations
Robust Gross Margin Expansion Fuel Media Reinvestment and Profit Growth
FY22 Sales Expected at Upper End of Guidance Range, with Adjusted EPS Outlook Higher

NEW YORK - February 8, 2022-- Coty Inc. (NYSE: COTY) ("Coty" or "the Company") today announced its results for the second quarter of fiscal year 2022, ended December 31, 2021. The results represented another quarter of solid financial improvement and continued strong delivery across its strategic growth pillars.

In Q2, Coty's sales increased 12% as reported and LFL, in-line with its prior guidance of low-teens LFL growth year-on-year, following the strong sales growth during Q1 as Coty shipped key launches including Gucci Flora Gorgeous Gardenia, Burberry Hero and the relaunch of the full Kylie Cosmetics range. With each of these launches strongly resonating in-market and the Consumer Beauty business gaining sales growth momentum and market share, the total Coty sell-out improved in Q2. As a result, both sales and sell-out in 1H22 saw mid-teens growth, with January LFL sales accelerating from Q2 levels to +13%.

Coty's Prestige segment generated solid 12% reported and LFL growth in Q2, and 21% in 1H22. Prestige fragrance sales continued to grow at a double-digit pace in Q2, with nearly all brands contributing, particularly Gucci, Burberry, Chloe, and Hugo Boss. Encouragingly, Coty's key launches saw strong in-market success, with Gucci Flora Gorgeous Gardenia and Burberry Hero among the top launches in the U.S. market and in China, including on Tmall. Simultaneously, Prestige cosmetics sales nearly doubled in 1H22, led by global momentum in Gucci makeup and the continued expansion of Kylie Cosmetics following the relaunch over the summer. Regionally, the 1H22 performance was largely broad based as the U.S. and China delivered double digit growth, Travel Retail more than doubled, and many European markets continued to recover.

Consumer Beauty revenues increased 11% as reported and 12% LFL in Q2, and grew by 8% as reported and LFL in 1H22. The early success of Coty's strategy to stabilize and grow its Consumer Beauty business is evident in the latest measured market share data, in which Coty grew its market share on a global basis for the first time in 5 years. This was underpinned by market share gains across all 4 key color cosmetics brands - CoverGirl, Rimmel, Sally Hansen and Max Factor - as the new brand equities, communications, and product launches resonated with consumers.

During the quarter, Coty's virtuous circle continued to take hold with significant gross margin expansion and further cost reductions allowing the Company to grow profit while simultaneously reinvesting in media to fuel sell-out growth. Q2 reported gross margins expanded by 570 bps YoY to 64.4%, while adjusted gross margin grew 590 bps YoY and 120bps QoQ to 64.6%, despite inflationary headwinds. This robust gross margin expansion was driven by favorable product and category mix, pricing, improved excess & obsolescence, and higher absorption. In addition, Coty continued to lower its cost base, with year-over-year savings of over $40 million in Q2, bringing total YTD savings to close to $100M. Coty delivered Q2 reported operating income of $244.0 million and adjusted EBITDA of $311.9 million. 1H22 reported operating income totaled $261.2 million and adjusted EBITDA totaled $590.4 million, reflecting over 30% growth YoY, ahead of guidance.
Financial Net Debt improved by approximately $500 million to just under $4.5 billion at the end of Q2, fueled by strong free cash flow generation and real estate divestitures. As a result, the financial leverage ratio of 4.9x at the end of CY21 was ahead of expectations. With an increase in the value of Coty's 26% Wella stake to approximately $1.18 billion at quarter-end, the Company's Economic Net Debt totaled approximately $3.3 billion.

Commenting on the operating results, Sue Y. Nabi, Coty's CEO, said:

"With our 1H22 now complete, I am very pleased to say that the year is shaping up as we had hoped, and in many respects even better. During the quarter, we continued to execute on our strategic growth pillars, allowing us to deliver sales, profit, and leverage results inline or ahead of guidance for the sixth consecutive quarter. The second quarter, and even more so the first half, further illustrates the virtuous cycle we have created. Strong topline growth combined with gross margin expansion and strong cost execution are generating both profit growth and re-

investment in the business in the most promising opportunities. This combination has contributed to sequentially improving sell-out trends in Q2, which sets the stage for accelerating sales growth in the second half. Importantly, we also delivered on our leverage target goals, ending CY21 with financial net debt to adjusted EBITDA leverage ratio of below 5x, and we are already making strong strides toward our CY22 leverage target of approximately 4x with the expected $175 million of shareholder distribution from Wella.

Q2 marked another quarter of progress across each of our six strategic pillars. I am extremely proud to say that the repositioning of Consumer Beauty brands is generating success. For the first time in 5 years, all 4 of our top cosmetics brands - CoverGirl, Rimmel, Sally Hansen, and Max Factor - are gaining market share on a global basis, fueling market share gains for the overall Consumer Beauty business. While the path to sustained Consumer Beauty expansion may not be linear, these strong results confirm that our Consumer Beauty brands are as relevant as ever and with the right products, communication strategy, in-store execution and teams, we can truly excel.

Trends within our Prestige fragrance portfolio remained strong, with double digit sell-out growth and strategic launches like Gucci Flora and Burberry Hero already on track to become global icons. At the same time, the success of Gucci makeup and continued expansion of Kylie cosmetics are further cementing Coty's position within prestige cosmetics. Meanwhile, Q2 was a busy quarter in relation to our skincare ambitions, as we announced the license of the Orveda brand and the launch of CoverGirl skincare, and hired Dr. Shimei Fan as our Chief Scientific Officer, all while solidifying Lancaster's position in China through new door openings and innovative activations. In digital, we are leading with social commerce across each region, fueling a truly omnichannel approach with our retailer partners. In China, we have maintained double digit growth, even as COVID restrictions weighed on market growth in the short term, with our Prestige sell-out growth 6 times higher than the prestige beauty market. Finally, on sustainability, we completed a comprehensive footprint analysis ex-Wella, which will serve as the baseline for more ambitious sustainability targets in line with the Science Based Target initiative.

The strong business trajectory of the first half of the year and continuing through January gives us confidence in our outlook for the second half of FY22. Therefore, we now expect our FY22 LFL sales growth to be towards the higher end of our guidance range of low-to-mid teens LFL growth. We continue to anticipate the impact of inflation to step up in the second half of FY22, and we expect to fully offset this through a combination of mix management, pricing, and cost savings. As we navigate through this dynamic environment, we remain confident in achieving FY22 constant currency adjusted EBITDA of $900 million at a minimum, while increasing our adjusted EPS outlook to $0.22-0.26.

Our short-term and medium-term ambitions remain fully on track, as we continue to transform Coty into a true global beauty powerhouse."

*Adjusted financial metrics used in this release are non-GAAP. See reconciliations of GAAP results to Adjusted results in the accompanying tables.
1Based on fair market value, reflecting the Wella capital structure as of December 31, 2021

Highlights

•2Q22 net revenues increased 12% on a reported and LFL basis. Net revenue trends were driven by solid growth in both Prestige and Consumer Beauty.
•Reported operating income was $244.0 million in 2Q22.
•2Q22 adjusted operating income increased to $236.3 million, up from $203.0 million, with 70 bps of margin expansion to 15.0%.
•2Q22 adjusted EBITDA of $311.9 million, increased 10%, with an adjusted EBITDA margin of 19.8%.
•2Q22 reported EPS was $0.23. Adjusted EPS of $0.17, improved from $0.13 last year, including a 2 cent discrete tax benefit in the quarter.
•Cost reductions remained solid with over $40 million of additional reductions, bringing YTD total savings close to $100 million.
•2Q22 free cash flow of $408.0 million improved by $18.6 million from last year driven by higher net income on a cash basis.
•Financial Net Debt was in line with expectations at $4,454.2 million, which decreased sequentially, fueled by the free cash flow generation and bringing the financial leverage to 4.9x. Economic Net Debt totaled $3,279.2 million at quarter end.
•Entering Q3, Wella has completed a refinancing of its existing debt in order to fund a shareholder distribution, which should result in approximately $175 million of cash proceeds to Coty. The Company will utilize this distribution primarily to reduce existing financial net debt.

Outlook

The strong sales and sell-out momentum in 1H22, extending through January with LFL sales growth of +13%, reinforces Coty's confidence that FY22 LFL sales will be at the upper end of its guidance range of low-to-mid teens percentage growth. Based on current FX rates, Coty expects a headwind of 3-4% to its reported sales in 2H22.

The Company continues to expect FY22 adjusted of EBITDA of $900 million at a minimum, on a constant currency basis, as Coty navigates the inflationary environment while intentionally reinvesting gross margin gains and costs savings in its brands to maximize value and fuel sustained topline growth. This reflects strong EBITDA margin expansion YoY. Based on current FX rates, Coty expects a negligible FX impact to its FY22 adjusted EBITDA outlook, as FX benefits in 1H22 are offset by FX headwinds in 2H22.

With the strong Q2 EPS delivery, Coty raises its FY22 adjusted EPS guidance to $0.22-0.26, up from its previously guided range of $0.20-0.24. The FY22 adjusted EPS guidance includes approximately 1 cent of net discrete tax benefits expected for the year.

In addition, the Company continues to target leverage of approximately 4x exiting CY22. Given Wella has completed a refinancing of its existing debt in order to fund a shareholder distribution, the expected $175 million distribution from Wella represents a strong contribution towards this target. Coty continues to target leverage of approximately 2x exiting CY25.

Financial Results*

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•2Q22 reported net revenues of $1,578.2 million increased 12% year-over-year. LFL revenue increased 12%, driven by an 12% increase in both Prestige and Consumer Beauty.
•Year-to-date reported net revenues of $2,949.9 increased 16% year-over-year, including a positive FX impact of 1%. LFL revenue increased 16%, driven by LFL increases in Prestige of 21%, and Consumer Beauty of 8%.

Gross Margin:
•2Q22 reported gross margin of 64.4% increased from 58.7% in the prior-year period, while adjusted gross margin of 64.6% increased from 58.7% in 2Q21. The increase was driven by positive intra-category mix-shift, including in both Prestige and Consumer Beauty, price and mix management, excess & obsolescence improvement, and better absorption on improved volumes.
•Year-to-date reported gross margin of 63.9% increased from 58.7%, while adjusted gross margin of 64.0% increased from 58.7% in 2Q21. The increase was due to positive mix-shift, including in both Prestige and Consumer Beauty, excess & obsolescence improvement, better absorption, and improved volumes.

Operating Income and EBITDA:
•2Q22 reported operating income of $244.0 million improved from a reported operating income of $17.0 million in the prior year due to a $59.7 million reduction in restructuring and other business realignment costs, a $44.8 million reduction in acquisition and divestiture related expenses, the real estate sale gain, and higher gross margin, partially offset by higher SG&A expenses stemming from increased marketing investment.
•2Q22 adjusted operating income of $236.3 million rose from $203.0 million in the prior year, while the adjusted EBITDA of $311.9 million increased 10% from $284.5 million in the prior year. The increase was driven by a higher gross margin and continued fixed cost reductions, partially offset by higher A&CP expenses, primarily within working media. For 2Q22, the adjusted operating margin increased 70 bps to 15.0%, while the adjusted EBITDA margin was 19.8%.
•Year-to-date reported operating income from Continuing Operations of $261.2 million increased from a reported operating loss of $49.0 million due to lower restructuring and other business realignment costs, reduced acquisition and divestiture-related expenses, increased sales, the real estate gain, and a higher gross margin, partially offset by higher SG&A expenses. Year-to-date adjusted operating income for

Continuing Operations increased 51% to $436.8 million, with a margin of 14.8%, while the adjusted EBITDA totaled $590.4 million with a margin of 20.0%.

Net Income:
•2Q22 reported net income of $188.9 million improved from a net loss of $39.8 million in the prior year, primarily due to the $128.3 million change in fair value of investment in Wella and the aforementioned increase in reported operating income, partially offset by higher taxes compared to the year-ago period.
•The 2Q22 adjusted net income of $147.7 million increased from $102.3 million in the prior year period.
•Year-to-date reported net income of $291.9 million compared to net income of $56.1 million in the prior year. Year-to-date adjusted net income of $210.8 million increased from $92.5 million in the prior year.

Earnings Per Share (EPS) - diluted:
•2Q22 reported earnings per share of $0.23 improved from a reported loss per share of $(0.05) in the prior year.
•2Q22 adjusted EPS of $0.17 improved from $0.13 in the prior year.
•Year-to-date reported earnings per share of $0.36 rose from $0.07 in the prior year.
•Year-to-date adjusted EPS of $0.26 increased from $0.12 in the prior year.

Operating Cash Flow:
•2Q22 cash from operations totaling $449.0 million improved from $430.1 million in the prior-year period, reflecting an increase in net income on a cash basis. First half operating cash flow totaled $734.7 million, an increase of $262.0 million from the same period of the prior year.
•2Q22 free cash flow of $408.0 million improved from a free cash flow of $389.4 million in the prior year driven by the increase in operating cash flow of $18.9 million. First half free cash flow of $648.7 million increased by $287.6 million from the prior year.

Financial Net Debt:
•Financial Net Debt of $4,454.2 million on December 31, 2021 decreased from $4,955.1 million on September 30, 2021. The decrease was driven by the strong free cash flow generated in the quarter coupled with the sale of real estate assets.

Second Quarter Business Review by Segment*

Prestige
In 2Q22, Prestige net revenues of $1,008.0 million or 64% of Coty sales, increased by 12% versus the prior year. On a LFL basis, Prestige net revenues delivered robust growth of 12%, driven by strength across all regions including continued rebound of market growth in most EMEA markets, Travel Retail, China, and the U.S.
During 2Q, U.S. Prestige fragrance sell-out continued to generate stellar growth, increasing over 40% versus last year. Performance continued to be particularly favorable for Burberry, Gucci, Marc Jacobs, and Chloe. Importantly, Coty's recent key innovations, notably Gucci Flora Gorgeous Gardenia and Burberry Hero, also continue to deliver very strong sell-out performance and are amongst the top selling fragrance innovations in key markets. In EMEA, Prestige fragrances showed further improvement in 2Q22. In China, fragrance sell-out showed strong double-digit growth in the quarter, which was supported by the strength of recent launches, including Gucci Flora Gorgeous Gardenia which ranked as a top 7 fragrance on Tmall in December.
Additionally, Coty continued to make progress further expanding into Prestige cosmetics and skincare in the quarter. Prestige cosmetics sales nearly doubled in both Q2 and 1H22, fueled by Gucci makeup and Kylie cosmetics. In skincare, the Company continued to build the foundations for acceleration in the segment, including strengthening Lancaster's brand image in Hainan and mainland China through innovative activations and continued distribution expansion.
The Prestige segment generated a reported operating income of $141.6 million in 2Q22, compared to $110.8 million in the prior year. The 2Q22 adjusted operating income was $182.0 million, up from an adjusted operating income of $160.6 million in the prior year, driven by gross margin improvement, partially offset by higher working media expenses. Adjusted EBITDA for the Prestige segment rose to $219.0 million from $199.4 million in the prior year, with a margin of 21.7%.

Consumer Beauty
In 2Q22, Consumer Beauty net revenues of $570.2 million, or 36% of Coty sales, increased by 11% versus the prior year. On a LFL basis, Consumer Beauty net revenue growth accelerated to 12%. Encouragingly, all regions generated double-digit LFL growth in the quarter. From a category perspective, color cosmetics led, with LFL growth in the mid-teens.
During the quarter, for the first time in 5 years the total Coty Consumer Beauty business gained market share, driven by particularly strong performance of color cosmetics, which grew in share by over 1 point. In the U.S., CoverGirl continues to show that the brand is on a sustainable path of improvement and growth as it has grown or maintained share in 6 of the last 9 months since the new brand equity was launched. Meanwhile, Sally Hansen remains strong as it gained share through the quarter and sell-out remains ahead of pre-pandemic levels.
In Europe, Coty grew market share for the first time in two years, which was supported by the re-positioning efforts behind Rimmel and Max Factor. In the UK, Rimmel continues to lead the market with share increasing, supported by particularly strong e-commerce trends. Meanwhile, Max Factor continued to take share across many key markets including the UK, Spain, Czech Republic, and Poland.
The Consumer Beauty reported operating income was $43.3 million in 2Q22, an increase from $30.4 million in the prior year. The 2Q22 adjusted operating income of $54.3 million increased from $42.4 million in the prior year, driven by a higher gross margin and solid fixed cost reductions, partially offset by a reinvestment in marketing expenses, particularly towards working media. During the quarter, adjusted EBITDA increased to $92.9 million from $85.1 million in the prior year, with a margin of 16.3%.

Second Quarter Fiscal 2022 Business Review by Region*

Americas
•In 2Q22, Americas net revenues of $587.0 million, or 37% of Coty sales, increased 9% as reported and LFL. This was driven by strong growth of both Prestige and Consumer Beauty. The Prestige performance continued to benefit from particularly robust fragrance category trends in the U.S., coupled with the solid performance of Coty's recent fragrance innovations, with Gucci Flora the #1 fragrance launch in the U.S.

and Canada, and Burberry Hero the #4 male launch in the U.S. for all of CY21. CoverGirl also exhibited strong growth, gaining market share in the quarter, while Sally Hansen also gained share.
EMEA
•In 2Q22, EMEA net revenues of $795.0 million, or 50% of Coty sales, increased 12% as reported and 13% LFL. Similar to the Americas region, growth was fairly broad-based across both Prestige and Consumer Beauty.

Asia Pacific
•In 2Q22, Asia Pacific net revenues of $196.2 million, or 12% of Coty sales, increased 17% as reported and 16% LFL. Sales were driven by strong performance in China as well as the continued recovery in Travel Retail.

*As previously disclosed, we have realigned our reportable segments to a principally product category-based structure, comprised of a Prestige business segment and a Consumer Beauty business segment. In addition, we have amended the definition of stock compensation expense for use in certain Non-GAAP Financial Measures. In order to reflect these changes, the Company has recast reported net revenue by segment, reported operating income (loss) by segment, adjusted operating income (loss) by segment and total, adjusted EBITDA by segment, and total adjusted income (loss) before income taxes and total adjusted net income (loss) from continuing operations for all comparative periods shown.

Noteworthy Company Developments

Other noteworthy company developments include:

•On November 10, 2021, Coty announced the sale of KKR's remaining 2.4% ownership stake in Coty. This sale further simplifies Coty's capital structure and results in additional annual dividend cash savings of approximately $11 million.
•On November 16, 2021, Coty announced that Dr. Shimei Fan will join the Company as Chief Scientific Officer, beginning on January 3, 2022. From her prior experience, Shimei brings deep and invaluable expertise across three of Coty's strategic growth drivers: color cosmetics, skincare, and the Chinese beauty market.
•On November 17, 2021, Coty released its 2021 Sustainability Report. In the report, Coty shares its progress in advancing the Company's dedicated sustainability strategy, Beauty That lasts, during Coty's FY21.
•On November 18, 2021, Coty announced that it entered into a licensing agreement with Orveda, an ultra-premium skincare brand made in France. The diversity-owned haute-professional skincare combines the best of nature with cutting-edge biotechnology and dermatological benefits to help consumers achieve a healthy skin glow that rivals makeup.
•On November 18, 2021, Coty hosted an Investor Day, where it provided an update on the significant progress made across the Company's six strategic pillars, elaborated on key operational milestones, reported on its comprehensive transformation program, and announced its financial goals through FY25 and beyond.
•On November 30, 2021, Coty completed the issuance of $500 million of 4.750% senior secured notes due in 2029. The proceeds are net leverage neutral and have been used to repay all of the euro-denominated loans outstanding under Coty's existing senior secured "term A" credit facility and a portion of the amount outstanding under its senior secured revolving credit facility due in April 2023.
•Entering Q3, Wella has completed a refinancing of its existing debt in order to fund a shareholder distribution, which should result in approximately $175 million of cash proceeds to Coty. The Company intends to utilize this distribution plus excess cash on the balance sheet to redeem its 2023 EUR 550M unsecured bonds in full following the time that the bond call premium drops to par on April 15th 2022, thereby accelerating the Company's deleveraging trajectory.

Conference Call
Coty Inc. will host a conference call at 8:00 a.m. (ET) today, February 8, 2022 to discuss its results. The dial-in number for the call is (800) 895-3367 in the U.S. or (785) 424-1063 internationally (conference passcode number: COTY2Q22). The live audio webcast and presentation slides will be available at http://investors.coty.com. The conference call will be available for replay.

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495 /
Antonia_Werther@cotyinc.com

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in more than 130 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to making a positive impact on the planet. Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, the impact of COVID-19 and potential recovery scenarios, the Company’s comprehensive transformation agenda (the “Transformation Plan”), strategic planning, targets, segment reporting and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the impact of the Wella divestiture and the related transition services (the “Wella TSA”), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, strategic transactions (including their expected timing and impact), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends or to continue to pay dividends in cash on preferred stock), investments, licenses and portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), synergies, savings, performance, cost, timing and integration of acquisitions, including the strategic partnerships with Kylie Jenner and Kim Kardashian West, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s Transformation Plan, including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions, supply chain changes, e-commerce and digital initiatives, the expected impact of global supply chain challenges or inflationary pressures, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:
•the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, the availability and widespread distribution of a safe and effective vaccine, related impact on the Company's ability to meet customer needs and on the ability of third parties on which the Company relies, including its suppliers, customers, contract manufacturers, distributors, contractors, commercial banks and joint-venture partners, to meet their obligations to the Company, in particular collections from customers, the extent that government funding and reimbursement programs in connection with COVID-19 are available to the Company, and the ability to successfully implement measures to respond to such impacts;
•the Company’s ability to successfully implement its multi-year Transformation Plan, including its management realignment, reporting structure changes, operational and organizational changes, and the initiatives to further reduce the Company’s cost base, and to develop and achieve its global business strategies (including mix management, select price increases, more disciplined promotions, and foregoing low value sales), compete effectively in the beauty industry, achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement its strategic priorities (including innovation performance in prestige and mass channels, strengthening its positions in core markets, accelerating its digital and e-commerce capabilities, building on its skincare portfolio, and expanding its presence in China) in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products related to Kylie Jenner’s or Kim Kardashian West’s existing beauty businesses, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to our current and future marketing philosophy and consumer engagement activities (including digital marketing and media);
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, the fair value of the equity investment, and the fair value of acquired assets and liabilities associated with acquisitions;
•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the

Company's response to COVID-19, the Transformation Plan, the Wella TSA, the integration of the strategic partnerships with Kylie Jenner and Kim Kardashian West, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;
•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and avoid future supply chain and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy or, if the Company's Board declares dividends, the Company’s stock dividend reinvestment program;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the strategic partnerships with Kylie Jenner and Kim Kardashian, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration),ability to protect trademarks and brand names, litigation or investigations by governmental authorities, and changes in law, regulations and policies that affect KKW Holdings, LLC’s (“KKW Holdings”) business or products, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to KKW Holdings’ business model, revenue, sales force or business;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products related to Kylie Jenner’s or Kim Kardashian West’s existing beauty businesses;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of Brexit (and related business or market disruption), the current U.S. administration, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates;

•currency exchange rate volatility and currency devaluation and/or inflation;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including litigation relating to the tender offer by Cottage Holdco B.V. (the “Cottage Tender Offer”) and product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to our strategic partnerships;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, the Wella divestiture and related carve-out and transition activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar global public health events, impact of global supply chain challenges, and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working in response to COVID-19, and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and the Brazil General Data Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company's ability to attract and retain key personnel and the impact of senior management transitions and organizational structure changes;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Transformation Plan as well as the Wella Transaction on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with Cottage Holdco B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliate KKR Bidco is an investor in the Wella Business, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2021 and annual report on Form 10-K for the year ended June 30, 2021 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

Non-GAAP Financial Measures
The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis as well as on an organic (LFL) basis. The Company believes that organic (LFL) better enables management and investors to analyze and compare the Company's net revenues performance from period to period. For the periods described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) the divested brands or businesses or early terminated brands, generally, in the prior year non-comparable periods, to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. For a reconciliation of organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”.
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues, EBITDA, and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted” (collectively the Adjusted Performance Measures). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Adjusted operating income/Adjusted EBITDA from continuing operations excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we exclude the adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and exclude divestitures, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense and deemed preferred stock dividends, as described below, and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company excludes acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.

•Restructuring and other business realignment costs: The Company excludes costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company’s ability to utilize existing assets and estimate their long-term value. Furthermore, management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.
•Asset impairment charges: The Company excludes the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: We have excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Loss/(Gain) on divestitures and Gain on sale of real estate: The Company excludes the impact of Loss/(gain) on divestitures and gain on sale of real estate as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of divestitures and sale of real estate. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.
•Depreciation and Adjusted depreciation: Our adjusted operating income excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Other (income) expense: We have excluded the write-off of deferred financing fees and discounts that resulted from the pay down of our term debt from the proceeds of the Wella sale, due to the requirements of the 2018 Coty Credit Agreement, as amended. Our management believes these costs do not reflect our underlying ongoing business, and the adjustment of such costs helps investors and others compare and analyze performance from period to period. We have also excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded the change in fair value of the investment in Wella, as our management believes these unrealized (gains) and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period. We have excluded the gain on the exchange of Series B Preferred Stock. The transaction was entered into to simplify our capital structure and do not reflect our underlying ongoing business.
•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant non-controlling interest percentage.

•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities.
•Deemed Preferred Stock Dividends: We have excluded preferred stock deemed dividends related to the First Exchange and the Second Exchange from our calculation of adjusted net income attributable to Coty Inc. These deemed dividends are non-monetary in nature, the transactions were entered into to simplify our capital structure and do not reflect our underlying ongoing business. Management believes that this adjustment helps investors and others compare and analyze our performance from period to period.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), immediate liquidity, Financial Net Debt and Economic Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents, and Economic Net Debt is defined as total debt less cash and cash equivalents less the value of the Wella Stake. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt and Economic Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES(a)

RESULTS AT A GLANCE

	Three Months Ended December 31, 2021			Six Months Ended December 31, 2021
(in millions, except per share data)		Change YoY			Change YoY
CONTINUING OPERATIONS		Reported Basis	(LFL)		Reported Basis	(LFL)
Net revenues	$1,578.2	12%	12%	$2,949.9	16%	16%
Operating income - reported	244.0	>100%		261.2	>100%
Operating income - adjusted*	236.3	16%		436.8	51%
EBITDA - adjusted	311.9	10%		590.4	31%
Net income attributable to common shareholders - reported**	188.9	>100%		291.9	>100%
Net income attributable to common shareholders - adjusted* **	147.7	44%		210.8	>100%
EPS attributable to common shareholders (diluted) - reported	$0.23	>100%		$0.36	>100%
EPS attributable to common shareholders (diluted) - adjusted*	$0.17	31%		$0.26	>100%

COTY, INC.
Net income attributable to common shareholders - reported **	192.7	>100%		295.7	>100%
Net income attributable to common shareholders - adjusted* **	147.7	1%		210.8	(11)%
EPS attributable to common shareholders (diluted) - reported	$0.23	>100%		$0.36	>100%
EPS attributable to common shareholders (diluted) - adjusted*	$0.17	(6%)		$0.26	(13%)

*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” "immediate liquidity," “financial net debt,” and "economic net debt" are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Continuing Operations and Coty Inc. are net of the Convertible Series B Preferred Stock dividends.

SECOND QUARTER BY SEGMENT (CONTINUING OPERATIONS)

	Three Months Ended December 31,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2021	2020	Reported Basis	LFL	2021	Change	Margin	2021	Change	Margin
Prestige	$1,008.0	$903.8	12%	12%	$141.6	28%	14%	$182.0	13%	18%
Consumer Beauty	570.2	511.8	11%	12%	43.3	42%	8%	54.3	28%	10%
Corporate	—	—	N/A	N/A	59.1	>100%	N/A	—	N/A	N/A
Total	$1,578.2	$1,415.6	12%	12%	$244.0	>100%	16%	$236.3	16%	15%

	Six Months Ended December 31,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2021	2020	Reported Basis	LFL	2021	Change	Margin	2021	Change	Margin
Prestige	$1,878.7	$1,548.2	21%	21%	$273.7	89%	15%	$359.1	46%	19%
Consumer Beauty	1,071.2	991.5	8%	8%	54.7	>100%	5%	77.7	83%	7%
Corporate	—	—	N/A	N/A	(67.2)	68%	N/A	—	N/A	N/A
Total	$2,949.9	$2,539.7	16%	16%	$261.2	>100%	9%	$436.8	51%	15%

(a) As previously disclosed, we have realigned our reportable segments to a principally product category-based structure, comprised of a Prestige business segment and a Consumer Beauty business segment. In addition, we have amended the definition of stock compensation expense for use in certain Non-GAAP Financial Measures. In order to reflect these changes, the Company has recast reported net revenue by segment, reported operating income (loss) by segment, adjusted operating income (loss) by segment and total, adjusted EBITDA by segment, and total adjusted income (loss) before income taxes and total adjusted net income (loss) from continuing operations for all comparative periods shown.

	Adjusted EBITDA
	Three Months Ended December 31,		Six Months Ended December 31,
(in millions)	2021	2020	2021	2020
Prestige	$219.0	$199.4	$434.1	$319.2
Consumer Beauty	92.9	85.1	156.3	131.9
Corporate	—	—	—	—
Total	$311.9	$284.5	$590.4	$451.1

SECOND QUARTER FISCAL 2022 BY REGION

Continuing Operations

	Three Months Ended December 31,				Six Months Ended December 31,
	Net Revenues		Change		Net Revenues		Change
(in millions)	2021	2020	Reported Basis	LFL	2021	2020	Reported Basis	LFL
Americas	$587.0	$539.5	9%	9%	$1,168.5	$1,010.1	16%	15%
EMEA	795.0	708.9	12%	13%	1,422.1	1,239.3	15%	14%
Asia Pacific	196.2	167.2	17%	16%	359.3	290.3	24%	22%
Total	$1,578.2	$1,415.6	12%	12%	$2,949.9	$2,539.7	16%	16%

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Six Months Ended December 31,
(in millions, except per share data)	2021	2020	2021	2020
Net revenues	$1,578.2	$1,415.6	$2,949.9	$2,539.7
Cost of sales	561.1	584.0	1,065.9	1,048.9
as % of Net revenues	35.6%	41.3%	36.1%	41.3%
Gross profit	1,017.1	831.6	1,884.0	1,490.8
Gross margin	64.4%	58.7%	63.9%	58.7%

Selling, general and administrative expenses	718.9	641.5	1,495.2	1,224.9
as % of Net revenues	45.6%	45.3%	50.7%	48.2%
Amortization expense	51.4	61.8	108.4	127.2
Restructuring costs	(4.1)	59.6	8.3	89.7
Acquisition-and divestiture- related costs	6.9	51.7	10.9	98.0
Operating income (loss)	244.0	17.0	261.2	(49.0)
as % of Net revenues	15.5%	1.2%	8.9%	(1.9%)
Interest expense, net	60.9	59.2	120.7	121.3
Other (income) expense, net	(126.2)	17.6	(512.3)	11.8
Income (loss) from continuing operations before income taxes	309.3	(59.8)	652.8	(182.1)
as % of Net revenues	19.6%	(4.2%)	22.1%	(7.2%)
Provision (benefit) for income taxes on continuing operations	49.4	(40.8)	164.0	(285.7)
Net income (loss) from continuing operations	259.9	(19.0)	488.8	103.6
as % of Net revenues	16.5%	(1.3%)	16.6%	4.1%
Net income (loss) from discontinued operations	3.8	(235.6)	3.8	(130.9)
Net income (loss)	263.7	(254.6)	492.6	(27.3)
Net (loss) income attributable to noncontrolling interests	(0.9)	(2.5)	(1.4)	(2.1)
Net income attributable to redeemable noncontrolling interests	3.2	0.2	6.6	5.7
Net income (loss) attributable to Coty Inc.	$261.4	$(252.3)	$487.4	$(30.9)
Amounts attributable to Coty Inc.
Net income (loss) from continuing operations	$257.6	$(16.7)	$483.6	$100.0
Convertible Series B Preferred Stock dividends	(68.7)	(23.1)	(191.7)	(43.9)
Net income (loss) from continuing operations attributable to common stockholders	$188.9	$(39.8)	$291.9	$56.1
Net income from discontinued operations	3.8	(235.6)	3.8	(130.9)
Net income (loss) attributable to common stockholders	$192.7	$(275.4)	$295.7	$(74.8)

Earnings per common share:
Basic for Continuing Operations	$0.23	$(0.05)	$0.36	$0.07
Diluted for Continuing Operations(a)	$0.23	$(0.05)	$0.36	$0.07
Basic for Coty Inc.	$0.23	$(0.36)	$0.36	$(0.10)
Diluted for Coty Inc.(a)	$0.23	$(0.36)	$0.36	$(0.10)
Weighted-average common shares outstanding:
Basic	829.1	764.6	803.3	764.3
Diluted(a)	842.7	764.6	815.1	926.6

Depreciation - Continuing Operations	$78.3	$81.5	$159.0	$162.4
(a)Diluted EPS is adjusted by the effect of dilutive securities, including awards under our equity compensation plans and the convertible Series B Preferred Stock. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock and RSUs we use the treasury method and the if-converted method for the Convertible Series B Preferred Stock. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $68.7 million and $23.1 million for the three months ended December 31, 2021 and 2020, respectively, and $191.7 million and $43.9 million for the six months ended December 31, 2021 and 2020, respectively, on net income applicable to common stockholders during the period.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended December 31, 2021
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,578.2	$—	$1,578.2
Gross profit	1,017.1	2.6	1,019.7
Gross margin	64.4%		64.6%
Operating income	244.0	(7.7)	236.3
as % of Net revenues	15.5%		15.0%
Net income	188.9	(41.2)	147.7
as % of Net revenues	12.0%		9.4%
Adjusted EBITDA			311.9
as % of Net revenues			19.8%
	COTY INC.
Net income attributable to Coty Inc.	192.7	(45.0)	147.7

EPS (diluted)	$0.23		$0.17

	Three Months Ended December 31, 2020
	CONTINUING OPERATIONS			Discontinued Operations(b)
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Adjusted (Non-GAAP)
Net revenues	$1,415.6	$—	$1,415.6	$419.9
Gross profit	831.6	—	831.6	278.4
Gross margin	58.7%		58.7%	66.3%
Operating (loss) income	17.0	186.0	203.0	75.4
as % of Net revenues	1.2%		14.3%	18.0%
Net income (loss)	(39.8)	142.1	102.3	43.8
as % of Net revenues	(2.8%)		7.2%	10.4%
Adjusted EBITDA			284.5	75.4
as % of Net revenues			20.1%	18.0%
	COTY INC.
Net income attributable to Coty Inc.	(275.4)	421.5	146.1

EPS (diluted)	$(0.36)		$0.18

(a) See “Reconciliation of Reported Operating (Loss) Income to Adjusted Operated Income” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

(b) Discontinued operations for the fiscal year 2021 includes activity only through November 30, 2020, the date of the sale of the Wella Business.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Six Months Ended December 31, 2021
	CONTINUING OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$2,949.9	$—	$2,949.9
Gross profit	1,884.0	5.3	1,889.3
Gross margin	63.9%		64.0%
Operating (loss) income	261.2	175.6	436.8
as % of Net revenues	8.9%		14.8%
Net income (loss)	291.9	(81.1)	210.8
as % of Net revenues	9.9%		7.1%
Adjusted EBITDA			590.4
as % of Net revenues			20.0%
	COTY INC.
Net loss (income) attributable to Coty Inc.	295.7	(84.9)	210.8

EPS (diluted)	$0.36		$0.26

	Six Months Ended December 31, 2020
	CONTINUING OPERATIONS			Discontinued Operations(b)
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Adjusted (Non-GAAP)
Net revenues	$2,539.7	$—	$2,539.7	$986.3
Gross profit	1,490.8	—	1,490.8	663.8
Gross margin	58.7%		58.7%	67.3%
Operating (loss) income	(49.0)	337.7	288.7	222.2
as % of Net revenues	(1.9%)		11.4%	22.5%
Net (loss) income	56.1	36.4	92.5	144.8
as % of Net revenues	2.2%		3.6%	14.7%
Adjusted EBITDA			451.1	222.2
as % of Net revenues			17.8%	22.5%
	COTY INC.
Net (loss) income attributable to Coty Inc.	(74.8)	312.1	237.3

EPS (diluted)	$(0.10)		$0.30

(a) See “Reconciliation of Reported Operating (Loss) Income to Adjusted Operated Income” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

(b) Discontinued operations for the fiscal year 2021 includes activity only through November 30, 2020, the date of the sale of the Wella Business.

RECONCILIATION OF REPORTED OPERATING (LOSS) INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

CONTINUING OPERATIONS	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2021	2020	Change	2021	2020	Change
Reported Operating income (loss)	$244.0	$17.0	>100%	$261.2	$(49.0)	>100%
% of Net revenues	15.5%	1.2%		8.9%	(1.9%)
Amortization expense (a)	51.4	61.8	(17%)	108.4	127.2	(15%)
Restructuring and other business realignment costs (b)	(1.8)	57.9	<(100%)	13.3	92.3	(86%)
Stock-based compensation	27.5	14.6	88%	135.7	20.2	>100%
Acquisition- and divestiture-related costs (c)	6.9	51.7	(87%)	10.9	98.0	(89%)
(Gain) on sale of real estate (d)	(91.7)	—	N/A	(92.7)	—	N/A
Total adjustments to reported operating income (loss)	(7.7)	186.0	<(100%)	175.6	337.7	(48%)
Adjusted Operating income	$236.3	$203.0	16%	$436.8	$288.7	51%
% of Net revenues	15.0%	14.3%		14.8%	11.4%
Adjusted depreciation (e)	75.6	81.5	(7%)	153.6	162.4	(5%)
Adjusted EBITDA	$311.9	$284.5	10%	$590.4	$451.1	31%
% of Revenues	19.8%	20.1%		20.0%	17.8%

(a)In the three months ended December 31, 2021, amortization expense of $40.4 and $11.0 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended December 31, 2020, amortization expense of $49.8 and $12.0 was reported in the Prestige and Consumer Beauty segments, respectively.
In the six months ended December 31, 2021, amortization expense of $85.4 and $23.0 was reported in the Prestige and Consumer Beauty segments, respectively. In the six months ended December 31, 2020, amortization expense of $101.5 and $25.7 was reported in the Prestige and Consumer Beauty segments, respectively.
(b)In the three months ended December 31, 2021, we incurred a credit in restructuring and other business structure realignment costs of $(1.8). We incurred a credit in restructuring costs of $(4.1) primarily related to the Transformation Plan due to change in estimate, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $2.3 primarily related to the Transformation Plan and certain other programs. This amount includes $(0.3) reported in Selling, general and administrative expenses, and $2.6 reported in Cost of sales in the Condensed Consolidated Statement of Operations. In the three months ended December 31, 2020, we incurred restructuring and other business structure realignment costs of $57.9. We incurred restructuring costs of $59.6 primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and credit in business structure realignment costs of $(1.7) primarily related to the Transformation Plan and certain other programs. This amount includes $(1.7) reported in Selling, general and administrative expenses, and nil reported in Cost of sales in the Condensed Consolidated Statement of Operations.
In the six months ended December 31, 2021, we incurred restructuring and other business structure realignment costs of $13.3. We incurred restructuring costs of $8.3 primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $5.0 primarily related to the Transformation Plan and certain other programs. This amount includes $(0.3) reported in Selling, general and administrative expenses, and $5.3 reported in Cost of sales in the Condensed Consolidated Statement of Operations. In the six months ended December 31, 2020, we incurred restructuring and other business structure realignment costs of $92.3. We incurred restructuring costs of $89.7 primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and business structure realignment costs of $2.6 primarily related to the Transformation Plan and certain other programs. This amount includes $2.6 reported in Selling, general and administrative expenses, and nil reported in Cost of sales in the Condensed Consolidated Statement of Operations.
(c)In the three months ended December 31, 2021 and December 31, 2020, we incurred acquisition- and divestiture-related costs of $6.9 and $51.7, respectively. These costs were primarily associated with the Wella Transaction.
In the six months ended December 31, 2021 and December 31, 2020, we incurred acquisition- and divestiture-related costs of $10.9 and $98.0, respectively. These costs were primarily associated with the Wella Transaction.
(d)In the three months ended December 31, 2021 we recognized gain of $91.7 related to sale of real estate. In the three months ended December 31, 2020, we did not recognize any gain related to sale of real estate.
In the six months ended December 31, 2021 we recognized gain of $92.7 related to sale of real estate. In the six months ended December 31, 2020, we did not recognize any gain related to sale of real estate.
(e)In the three months ended December 31, 2021, adjusted depreciation expense of $37.0 and $38.6 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended December 31, 2020, adjusted depreciation expense of $38.8 and $42.7 was reported in the Prestige and Consumer Beauty segments, respectively.
In the six months ended December 31, 2021, adjusted depreciation expense of $75.0 and $78.6 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended December 31, 2020, adjusted depreciation expense of $72.9 and $89.5 was reported in the Prestige and Consumer Beauty segments, respectively.

RECONCILIATION OF REPORTED INCOME (LOSS) BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR CONTINUING OPERATIONS

	Three Months Ended December 31, 2021			Three Months Ended December 31, 2020
(in millions)	(Loss) income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	(Loss) income before income taxes	Provision for income taxes	Effective tax rate
Reported Income (Loss) before income taxes - Continuing Operations	$309.3	$49.4	16.0%	$(59.8)	$(40.8)	68.2%
Adjustments to Reported Operating Income (a)	(7.7)			186.0
Change in fair value of investment in Wella Business (c)	(128.3)			—
Other adjustments (d)	(3.0)			13.5
Total Adjustments (b)	(139.0)	(33.1)		199.5	54.1
Adjusted Income before income taxes - Continuing Operations	$170.3	$16.3	9.6%	$139.7	$13.3	9.5%

The adjusted effective tax rate was 9.6% for the three months ended December 31, 2021 compared to 9.5% for the three months ended December 31, 2020. The differences were primarily due to the jurisdictional mix of income as well as a benefit of $18.8 in the current period recognized on the revaluation of our deferred tax assets due to a tax rate increase enacted in the Netherlands.

	Six Months Ended December 31, 2021			Six Months Ended December 31, 2020
(in millions)	(Loss) income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	(Loss) income before income taxes	Provision for income taxes	Effective tax rate
Reported Income (Loss) before income taxes - Continuing Operations	$652.8	$164.0	25.1%	$(182.1)	$(285.7)	156.9%
Adjustments to Reported Operating Income (a)	175.6			337.7
Change in fair value of investment in Wella Business (c)	(518.3)			—
Other adjustments (d)	(2.8)			8.2
Total Adjustments (b) (e)	(345.5)	(108.0)		345.9	305.0
Adjusted Income before income taxes - Continuing Operations	$307.3	$56.0	18.2%	$163.8	$19.3	11.8%

(a)See a description of adjustments under “Adjusted Operating (Loss) Income for Continuing Operations.”
(b)The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella.
(d)For the three months ended December 31, 2021, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021. For the three months ended December 31, 2020, this primarily represents the write-off of deferred financing fees related to the Wella sale.
For the six months ended December 31, 2021, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021. For the six months ended December 31, 2020, this primarily represents the write-off of deferred financing fees related to the Wella sale and adjustments for pension curtailment gains.
(e)The total tax impact on adjustments in the prior period includes a $220.5 benefit recorded as the result of a tax rate differential on the deferred taxes recognized on the transfer of assets and liabilities, following the relocation of our main principal location from Geneva to Amsterdam on July 1, 2020.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME (LOSS) FOR CONTINUING OPERATIONS

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2021	2020	Change	2021	2020	Change
Net income from Continuing Operations, net of noncontrolling interests	$257.6	$(16.7)	>100%	$483.6	$100.0	>100%
Convertible Series B Preferred Stock dividends (c)	(68.7)	(23.1)	<(100%)	(191.7)	(43.9)	<(100%)
Reported Net income attributable to Continuing Operations	$188.9	$(39.8)	>100%	$291.9	$56.1	>100%
% of Net revenues	12.0%	(2.8%)		9.9%	2.2%
Adjustments to Reported Operating Income (a)	(7.7)	186.0	<(100%)	175.6	337.7	(48%)
Change in fair value of investment in Wella Business (d)	(128.3)	—	N/A	(518.3)	—	N/A
Adjustments to other (income) expense (e)	(3.0)	13.5	<(100%)	(2.8)	8.2	<(100%)
Adjustments to noncontrolling interest expense (b)	(1.7)	(3.3)	48%	(3.6)	(4.5)	20%
Change in tax provision due to adjustments to Reported Net income attributable to Continuing Operations	33.1	(54.1)	>100%	108.0	(305.0)	>100%
Adjustment for deemed Series B Preferred Stock dividends related to the First and Second Exchanges (c) (f)	66.4	—	N/A	160.0	—	N/A
Adjusted Net income (loss) attributable to Continuing Operations	$147.7	$102.3	44%	$210.8	$92.5	>100%
% of Net revenues	9.4%	7.2%		7.1%	3.6%

Per Share Data
Adjusted weighted-average common shares
Basic	829.1	764.6		803.3	764.3
Diluted (c) (f)	892.3	937.6		815.1	926.6
Adjusted Net income (loss) attributable to Continuing Operations per Common Share
Basic	$0.18	$0.13		$0.26	$0.12
Diluted (c)	$0.17	$0.13		$0.26	$0.12

(a)See a description of adjustments under “Adjusted Operating Income for Continuing Operations.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Adjusted Diluted EPS is adjusted by the effect of dilutive securities, including awards under our equity compensation plans and the convertible Series B Preferred Stock. For the six months ended December 31, 2021, the convertible Series B Preferred Stock was antidilutive. Accordingly, we excluded the convertible Series B Preferred Stock from the diluted shares and did not adjust the earnings for the related dividend.
(d)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended December 31, 2021, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021. For the three months ended December 31, 2020, this primarily represents the write-off of deferred financing fees related to the Wella sale.
For the six months ended December 31, 2021, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021. For the six months ended December 31, 2020, this primarily represents the write-off of deferred financing fees related to the Wella sale and adjustments for pension curtailment gains.
(f)For the three months ended December 31, 2021, this adjustment represents the deemed dividend from the Second Exchange that closed on November 30, 2021.
For the six months ended December 31, 2021, this adjustment represents the deemed dividend from the Second Exchange that closed on November 30, 2021 and the deemed dividend from the First Exchange that closed on October 20, 2021.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2021	2020	Change	2021	2020	Change
Net income from Coty Inc. net of noncontrolling interests	$261.4	$(252.3)	>100%	$487.4	$(30.9)	>100%
Convertible Series B Preferred Stock dividends (c)	(68.7)	(23.1)	<(100%)	(191.7)	(43.9)	<(100%)
Reported Net income attributable to Coty Inc.	$192.7	$(275.4)	>100%	$295.7	$(74.8)	>100%
% of Net revenues	12.2%	(15.0%)		10.0%	(2.1%)
Adjustments to Reported Operating income (a)	(7.7)	186.0	<(100%)	175.6	339.1	(48%)
(Gain) loss on sale of business (g)	(4.8)	219.1	<(100%)	(4.8)	219.1	<(100%)
Change in fair value of investment in Wella Business (d)	(128.3)	—	N/A	(518.3)	—	N/A
Adjustments to other (income) expense (e)	(3.0)	13.5	<(100%)	(2.8)	8.2	<(100%)
Adjustments to noncontrolling interest expense (b)	(1.7)	(3.3)	48%	(3.6)	(4.5)	20%
Change in tax provision due to adjustments to Reported Net income (loss) attributable to Coty Inc.	34.1	6.2	>100%	109.0	(249.8)	>100%
Adjustment for deemed Series B Preferred Stock dividends related to the First and Second Exchanges (c) (f)	66.4	—	N/A	160.0	—	N/A
Adjusted Net income attributable to Coty Inc.	$147.7	$146.1	1%	$210.8	$237.3	(11%)

Per Share Data
Adjusted weighted-average common shares
Basic	829.1	764.6		803.3	764.3
Diluted (c) (f)	892.3	937.6		815.1	926.6
Adjusted Net income attributable to Coty Inc. per Common Share
Basic	$0.18	$0.19		$0.26	$0.31
Diluted (c)	$0.17	$0.18		$0.26	$0.30

(a)See a description of adjustments under “Adjusted Operating Income (loss) for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Adjusted Diluted EPS is adjusted by the effect of dilutive securities, including awards under our equity compensation plans and the convertible Series B Preferred Stock. For the six months ended December 31, 2021, the convertible Series B Preferred Stock was antidilutive. Accordingly, we excluded the convertible Series B Preferred Stock from the diluted shares and did not adjust the earnings for the related dividend.
(d)The amount represents the realized and unrealized gain recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended December 31, 2021, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021. For the three months ended December 31, 2020, this primarily represents the write-off of deferred financing fees related to the Wella sale.
For the six months ended December 31, 2021, this primarily represents a net gain on the exchange of Series B Preferred Stock closed on October 20, 2021. For the six months ended December 31, 2020, this primarily represents the write-off of deferred financing fees related to the Wella sale and adjustments for pension curtailment gains.
(f)For the three months ended December 31, 2021, this adjustment represents the deemed dividend from the Second Exchange that closed on November 30, 2021.
For the six months ended December 31, 2021, this adjustment represents the deemed dividend from the Second Exchange that closed on November 30, 2021 and the deemed dividend from the First Exchange that closed on October 20, 2021.
(g)This amount reflects certain purchase price working capital adjustments related to the sale of the Wella Business.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended December 31,		Six Months Ended December 31,
(in millions)	2021	2020	2021	2020
Net cash provided by operating activities	$449.0	$430.1	$734.7	$472.7
Capital expenditures	(41.0)	(40.7)	(86.0)	(111.6)
Free cash flow	$408.0	$389.4	$648.7	$361.1

RECONCILIATION OF TOTAL DEBT TO ECONOMIC NET DEBT

COTY INC.	As of
(in millions)	December 31, 2021
Total debt	$4,977.6
Less: Cash and cash equivalents	523.4
Financial Net debt	$4,454.2
Less: Value of Wella stake	1,175.0
Economic Net debt	$3,279.2

IMMEDIATE LIQUIDITY

COTY INC.	As of
(in millions)	December 31, 2021
Cash and cash equivalents	$523.4
Unutilized revolving credit facility	2,739.9
Immediate Liquidity	$3,263.3

RECONCILIATION OF ADJUSTED OPERATING INCOME TO ADJUSTED EBITDA

Twelve months ended
December 31, 2021
(in millions)	CONTINUING OPERATIONS
Adjusted operating income (a)	$584.2
Add: Adjusted depreciation(b)	317.1
Adjusted EBITDA	$901.3

(a)Adjusted operating income (loss) for the twelve months ended December 31, 2021 represents the summation of the adjusted operating income (loss) for continuing operations for each of the quarters ended March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021. For a reconciliation of adjusted operating income (loss) to operating income (loss) for continuing operations for each of those periods, see the table entitled “Reconciliation of Reported Operating Income (loss) to Adjusted Operating Income (loss) for Continuing Operations” for each of those periods.
(b)Adjusted depreciation for the twelve months ended December 31, 2021 represents depreciation expense for continuing operations for the period, excluding accelerated depreciation.

FINANCIAL NET DEBT/ADJUSTED EBITDA

December 31, 2021
Financial Net Debt - Coty Inc.	$4,454.2
Adjusted EBITDA - Continuing operations	901.3
Financial Net Debt/Adjusted EBITDA	4.94

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended December 31, 2021 vs. Three Months Ended December 31, 2020 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures	LFL
Prestige	12%	12%	—%	12%
Consumer Beauty	11%	12%	—%	12%
Total Continuing Operations	12%	12%	—%	12%

	Six Months Ended December 31, 2021 vs. Six Months Ended December 31, 2020 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures	LFL
Prestige	21%	21%	—%	21%
Consumer Beauty	8%	8%	—%	8%
Total Continuing Operations	16%	16%	—%	16%

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2021	June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$523.4	$253.5
Restricted cash	39.1	56.9
Trade receivables, net	506.8	348.0
Inventories	589.0	650.8
Prepaid expenses and other current assets	520.1	473.9
Total current assets	2,178.4	1,783.1
Property and equipment, net	772.7	918.1
Goodwill	3,990.7	4,118.1
Other intangible assets, net	4,222.1	4,463.0
Equity investments	1,189.8	1,276.2
Operating lease right-of-use assets	299.6	318.5
Other noncurrent assets	780.7	814.4
TOTAL ASSETS	$13,434.0	$13,691.4

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,394.3	$1,166.1
Short-term debt and current portion of long-term debt	23.8	24.2
Other current liabilities	1,484.0	1,225.1
Total current liabilities	2,902.1	2,415.4
Long-term debt, net	4,878.5	5,401.0
Long-term operating lease liabilities	252.3	269.3
Other noncurrent liabilities	1,506.4	1,423.1
TOTAL LIABILITIES	9,539.3	9,508.8

CONVERTIBLE SERIES B PREFERRED STOCK	142.4	1,036.3
REDEEMABLE NONCONTROLLING INTERESTS	83.7	84.1
Total Coty Inc. stockholders’ equity	3,471.5	2,860.7
Noncontrolling interests	197.1	201.5
Total equity	3,668.6	3,062.2
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$13,434.0	$13,691.4

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$492.6	(27.3)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	267.6	289.7
Non-cash lease expense	36.6	41.2
Deferred income taxes	99.4	(299.6)
Provision (releases) for bad debts	1.1	(6.4)
Provision for pension and other post-employment benefits	8.5	7.7
Share-based compensation	135.8	22.3
Gains on disposals of long-term assets	(91.1)	—
(Gain) loss on sale of business in discontinued operations	(4.8)	219.1
Realized and unrealized gains from equity investments, net	(516.9)	—
Other	6.1	70.4
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(188.7)	(178.6)
Inventories	40.2	113.8
Prepaid expenses and other current assets	(101.5)	(73.8)
Accounts payable	257.1	(61.8)
Accrued expenses and other current liabilities	271.8	283.3
Operating lease liabilities	(40.2)	(79.2)
Other assets and liabilities, net	61.1	151.9
Net cash provided by operating activities	734.7	472.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(86.0)	(111.6)
Proceeds from sale of long-term assets	126.5	2.1
Proceeds from sale of discontinued business, net of cash disposed	—	2,386.2
Proceeds from contingent consideration from sale of discontinued business	34.0	—
Return of capital from equity investments	—	448.0
Proceeds from sale of business, net of cash disposed	—	27.0
Termination of currency swaps designated as net investment hedges	—	(37.6)
Net cash used in investing activities	74.5	2,714.1
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term debt, original maturity less than three months	—	1.2
Proceeds from revolving loan facilities	444.3	1,376.2
Repayments of revolving loan facilities	(1,114.7)	(2,426.1)
Proceeds from issuance of other long-term debt	500.0	—
Repayments of term loans and other long term debt	(212.2)	(2,113.7)
Dividend payment on Class A Common Stock	(1.2)	(1.5)
Dividend payment on Convertible Series B Preferred Stock	(49.2)	—
Proceeds from issuance of Convertible Series B Preferred Stock	—	227.2
Net proceeds from foreign currency contracts	(50.8)	12.6
Purchase of remaining mandatorily redeemable noncontrolling interest	(7.1)	—
Distributions to noncontrolling interests, redeemable noncontrolling interests and mandatorily redeemable financial instruments	(8.5)	(6.3)
Payment of financing fees	(37.2)	—
All other	(10.9)	(2.4)
Net cash provided by financing activities	(547.5)	(2,932.8)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(9.6)	(0.7)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	252.1	253.3
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	310.4	352.0
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$562.5	$605.3